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                           COMMONWEALTH OF VIRGINIA

                         STATE CORPORATION COMMISSION

                                 AT RICHMOND                   DECEMBER 14, 1995

APPLICATION OF

COMMONWEALTH GAS SERVICES, INC.                               CASE NO. PUF950029
and
THE COLUMBIA GAS SYSTEM, INC.

For approval of intercompany financing for 1996

                            ORDER GRANTING AUTHORITY

      On November 27, 1995, Commonwealth Gas Services, Inc. ("Commonwealth" or

"Applicant") and The Columbia Gas System, Inc. ("Columbia" or "System") filed an application under Chapters 3 and 4 of Title 56 of the Code of Virginia requesting authority to enter into intercompany financing arrangements during

1996.  Applicant has paid the requisite fee of $250.

      Commonwealth requests authority to enter into the following financing arrangements with System, its parent company, during the calendar year of

1996: 1) from time to time, to issue and sell up to $5,000,000 in Common

Stock; 2) from time to time, to issue and sell up to $26,200,000 in Promissory

Notes; 3) to borrow up to an aggregate of $19,000,000 at any one time in short-term loans from System and/or other affiliated companies through the intrasystem money pool ("Money Pool"); and 4) to invest temporary excess funds,

from time to time, in the Money Pool.  The $19,000,000 of short-term debt is in excess of twelve (12) percent of total capitalization as defined in Section

56-65.1 of the Code of Virginia.





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        Commonwealth proposes to issue and sell up to 100,000 shares of its common stock with a par value of $50.  Commonwealth also proposes to issue

Promissory Notes to System not in excess of $26,200,000 during 1996.  The proceeds from the sale of Common Stock and Promissory Notes will be used to fund ongoing construction and retire the currently outstanding long-term debt which matures in 1996.  Money Pool borrowings will be used to fund peak short-term requirements such as gas purchases and gas storage.

        THE COMMISSION, upon consideration of the application and having been advised by its Staff, is of the opinion and finds that approval of the application will not be detrimental to the public interest.  Accordingly,


IT IS ORDERED THAT:

        1)      Applicant is hereby authorized to:

                (a)      issue and sell up to $5,000,000 in Common Stock

                         to System;

                (b)      issue and sell up to $26,200,000 in Promissory

                         Notes to System;

                (c)      borrow through the Money Pool from System and/or

                         other affiliates in excess of twelve percent of

                         capitalization in an aggregate amount not to

                         exceed $19,000,000 at any one time; and

                (d)      invest temporary excess funds in the Money Pool

                         from January 1, 1996, through December 31,

                         1996, all in the manner, and under the terms

                         and conditions, and for the purposes set forth

                         in the application.

        2)      Applicant shall account for all allocated fees associated

with System's debtor-in-possession financing agreements such that administrative, commitment, structuring, and facility fees may be separately and individually discernible.




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        3)      Approval of this application shall have no implications for ratemaking purposes.

        4)      Approval of this application does not preclude the Commission from applying the provisions of Section 56-78 and Section 56-80 of the Code of

Virginia hereafter.

        5)      The Commission reserves the right to examine the books and records of any affiliate, whether or not such affiliate is regulated by this

Commission, in connection with the authority granted herein, pursuant to Section

56-79 of the Code of Virginia.

        6)      Applicant shall file quarterly reports of action within 60 days of the end of each calendar quarter following the date of this order, to include:

                (a)      a monthly schedule of Money Pool borrowings,

                         segmented according to the System notes and

                         notes issued to other affiliates;

                (b)      monthly schedules that separately reflect interest

                         expenses and each type of allocated fee;

                (c)      monthly schedules of System's borrowing under its

                         Letter of Credit Agreement;

                (d)      a report detailing the issuance(s) of Common Stock,

                         to include the number of shares and price per share,

                         date of issuance, and use of the proceeds; and

                (e)      a report detailing the issuance of any Promissory

                         Note(s), to include the date of the issue, face

                         amount issued, date of maturity, quarterly

                         principle repayment schedule, the interest rate

                         and method for setting the interest rate, and the

                         U.S. Treasury rate of comparable maturity.




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        7)      Applicant shall file a final report of action on or before

February 28, 1997, to include data for the fourth quarter of 1996 as prescribed in ordering paragraph (6) herein.

        8)      This matter shall be continued, subject to the continuing

review, audit, and appropriate directive of the Commission.

        AN ATTESTED COPY hereof shall be sent to Applicant, care of Rodney W.

Anderson, Attorney, 200 Civic Center Drive, P.O. Box 117, Columbus, Ohio

43216-0117; and to the Division of Economics and Finance of the Commission.


                                      /s/ William J. Bridge
                           -----------------------------------------
                           Clerk of the State Corporation Commission





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